Exhibit 99.1

Media and Investor Contact:

Wendy Kelley

investorrelations@wd40.com

+1-619-275-9304

WD-40 Company Appoints Sara Hyzer as Chief Financial Officer

SAN DIEGO – July 6, 2022 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, announced today that it will appoint Sara Hyzer as vice president, finance, treasurer and chief financial officer. Ms. Hyzer will assume the role from the Company’s current chief financial officer, Jay Rembolt, who announced his planned retirement in late 2020.

Ms. Hyzer currently serves as vice president, global finance strategy at WD-40 Company and will undertake duties as chief financial officer on November 1, 2022, which is after the filing of WD-40 Company’s 2022 annual report. To ensure a smooth transition into her new role, Ms. Hyzer will work closely with Mr. Rembolt, who will serve as a strategic advisor to the Company until January 6, 2023. Ms. Hyzer will report to the Company’s chief executive officer and will oversee WD-40 Company’s financial operations, including the management of accounting, external reporting, tax, treasury, financial planning and analysis, and internal audit.

“After a rigorous global search process, which included the evaluation of both internal and external candidates, I’m excited to welcome Sara into her new leadership position," said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “Sara joined our company in 2021 and has worked alongside the global finance and accounting team as a financial strategist for the last year. Her financial expertise and growth mindset are an excellent fit for our Company and its culture. Sara will provide strong financial leadership for the Company in its next phase of growth,” remarked Ridge.

"I would also like to take this opportunity to thank Jay for his significant contributions to the Company," continued Ridge. “Jay has been our chief financial officer since 2008 and has been a leader and mentor for all his colleagues. His impact on our Company has been immeasurable. On behalf of all our employees and our board of directors, we wish him an incredibly happy, healthy, and well-deserved retirement."

Prior to joining WD-40 Company, Ms. Hyzer spent over 20 years at PricewaterhouseCoopers LLP, with the last six years serving as an audit partner for both publicly traded and privately held companies in various industries, including consumer products and life sciences. Ms. Hyzer holds a Bachelor of Science in Accounting from Colorado State University. She is a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual events or results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, statements regarding changes to our executive and board leadership and composition of our board of directors; expectations about future financial and operating results, including: growth and success of the Company and its products; plans for and success of the Company’s execution of leadership succession; the impact of regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021 which the Company filed with the SEC on October 22, 2021, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2022 which the Company filed with the SEC on April 7, 2022.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

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